Exhibit 99.1

November 16, 2012

Swisher Hygiene Sells Waste Collection Business

Pays Senior Credit Facility and Equipment Financing in Full

CHARLOTTE, N.C., Nov. 16, 2012 (GLOBE NEWSWIRE) — Swisher Hygiene Inc. (“Swisher Hygiene”) (Nasdaq:SWSH) (TSX:SWI), a leading provider of essential hygiene and sanitation products and services, today announced that it has completed the sale of its Choice Environmental Services subsidiary (“Choice”) to Waste Services of Florida, Inc., a subsidiary of Progressive Waste Solutions Ltd., for approximately $123.3 million in cash. Under the terms of the agreement, the purchase price can be increased by up to $1.75 million upon achievement of a predetermined revenue target and is also subject to customary purchase price adjustments, including revenue and EBITDA metrics. Ten percent of the purchase price is subject to a holdback and adjustment upon the delivery of audited financial statements to the buyer.

“We have been pleased with the operations of our Choice subsidiary over the past year and a half and we will miss having the Choice team as a part of the Swisher Hygiene family,” said Thomas Byrne, Interim President and Chief Executive Officer of Swisher Hygiene. “However, during this period we determined that we could provide our customers with the same benefits through a less capital intensive, more cost-effective approach by partnering with other service providers to cross-sell waste services on a national scale. In the meantime, we remain dedicated to serving our customers nationwide on a day-to-day basis with our comprehensive core chemical program as well as our complementary hygiene and sanitation services.”

In conjunction with the closing of the transaction, Swisher Hygiene will pay off its Wells Fargo credit facility for $17.2 million, as well as equipment leases associated with the operations of Choice totaling $13.2 million and an outstanding note in the amount of $2 million. After these payments, Swisher Hygiene’s remaining debt will be approximately $13 million, consisting primarily of seller notes. The remainder of the proceeds from the sale will provide Swisher Hygiene with financial flexibility and support in executing Swisher Hygiene’s full-service strategy.

Choice has been in business since 2004 and serves more than 150,000 residential and 7,500 commercial customers in the Southeastern, Southwestern and Central Florida regions through its 320 employees and over 150 collection vehicles by offering a complete range of solid waste and recycling collection, transportation, processing and disposal services. Choice operates six hauling operations, three transfer and materials recovery facilities and annually processes more than 150,000 tons of material.

Cautionary Statement on Forward-Looking Information

All statements other than statements of historical fact contained in this press release constitute “forward-looking information” or “forward-looking statements” within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this press release, unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words “plans,” “expects,” “is expected,” “scheduled,” “estimates,” or “believes,” or similar words or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur,” and similar expressions identify forward-looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Swisher Hygiene as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The estimates and assumptions of Swisher

Hygiene contained in this press release, which may prove to be incorrect, include but are not limited to, the various assumptions set forth herein. All of these assumptions have been derived from information currently available to Swisher Hygiene including information obtained by Swisher Hygiene from third-party sources. These assumptions may prove to be incorrect in whole or in part. All of the forward-looking statements made in this press release are qualified by the above cautionary statements and those made in the “Risk Factors” section of Swisher Hygiene’s Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, both filed with the Securities and Exchange Commission, available on www.sec.gov, and with Canadian securities regulators available on Swisher Hygiene’s SEDAR profile at www.sedar.com, and Swisher Hygiene’s other filings with the Securities and Exchange Commission and with Canadian securities regulators available on Swisher Hygiene’s SEDAR profile at www.sedar.com. The forward-looking information set forth in this press release is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information. Swisher Hygiene disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ and TSX listed company that provides essential hygiene and sanitation solutions to customers throughout much of North America and internationally through its global network of company-owned operations, franchises and master licensees operating in countries across Europe and Asia. These essential solutions include cleaning and sanitizing chemicals, foodservice and laundry products, restroom hygiene programs and a full range of related products and services. This broad set of offerings is designed to promote superior cleanliness and sanitation in all commercial environments, enhancing the safety, satisfaction and well-being of employees and patrons. Swisher Hygiene’s customers include a wide range of commercial enterprises, with a particular emphasis on the foodservice, hospitality, retail, industrial and healthcare industries.

CONTACT:	Swisher Hygiene Inc.

Investor Contact:

Amy Simpson

Phone: (704) 602-7116

Garrett Edson, ICR

Phone: (203) 682-8331

Media Contact:

Alecia Pulman, ICR

Phone: (203) 682-8224